Exhibit 99.1

Citizens Financial Group, Inc., Reports Fourth Quarter Net Income of $221 Million, or $0.42 Diluted EPS

2015 Net Income of $840 Million, or $1.55 Diluted EPS

2015 Adjusted net income available to common stockholders*, excluding net restructuring charges and special items,

of $864 million, or $1.61 diluted EPS, up 13% from Adjusted 2014

Delivered 3% Adjusted positive operating leverage* in 2015

PROVIDENCE, RI (January 22, 2016) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reported fourth quarter net income of $221 million, or $0.42 per diluted common share, compared with $220 million, or $0.40 per diluted common share, for third quarter 2015 and $197 million, or $0.36 per diluted common share, for fourth quarter 2014. There were no net restructuring charges and special items in fourth quarter 2015 and third quarter 2015, compared with $0.03 per diluted common share reduction in fourth quarter 2014, as detailed in the Discussion of Results portion of this release. Fourth quarter Adjusted diluted EPS* of $0.42 increased 5% from $0.40 diluted EPS in third quarter 2015 and 8% from Adjusted diluted EPS* of $0.39 in fourth quarter 2014.

2015 net income available to common stockholders of $833 million, or $1.55 per diluted common share, decreased from $865 million in 2014, which included a $180 million after-tax Chicago Divestiture gain and a net $105 million after-tax restructuring charges and special items. 2015 Adjusted net income available to common stockholders* of $864 million increased 9% from the prior year, while Adjusted diluted EPS* of $1.61 were up 13% from 2014.

Citizens also announced that its board of directors declared a quarterly cash dividend of $0.10 per common share. The dividend is payable on February 18, 2016 to shareholders of record at the close of business on February 4, 2016.

Chairman and Chief Executive Officer Bruce Van Saun commented, “We made great progress and had a strong year overall in 2015. We delivered solid execution on our plan to improve Citizens’ performance for all stakeholders. This resulted in improving financial performance and permitted RBS to fully divest their ownership position. As we enter 2016, we remain very focused on execution — we want to continue to grow our balance sheet, serve our customers well and operate efficiently to deliver positive operating leverage.” He added, “I thank our 18,000 colleagues for their great efforts in 2015, and I look forward to another successful year in 2016.”

Return on Average Tangible Common Equity* (“ROTCE”) was 6.7% in fourth quarter 2015 and improved from 6.6% in third quarter 2015 and 6.1% in fourth quarter 2014.

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and their reconciliation to GAAP. Where there is a reference to an “Adjusted” result in a paragraph, all measures that follow that “Adjusted” result are also “Adjusted” and exclude restructuring charges and special items as applicable.

Citizens Financial Group, Inc.

Key Highlights

Fourth Quarter 2015 vs. Third Quarter 2015

•	Fourth quarter highlights include 1.5% average loan growth, revenue growth of 2% and continued good expense discipline.

Results

•	Total revenue of $1.2 billion, up 2%.

•	Net interest income of $870 million increased $14 million, reflecting an increase in average interest-earning assets and improved yields as the net interest margin improved one basis point to 2.77%.

•	Noninterest income of $362 million was up $9 million, or 3%, driven by growth in service charges and fees.

•	Noninterest expense of $810 million was up $12 million, or 2%.

•	Efficiency ratio of 66% improved 26 basis points.

•	Pre-provision profit of $422 million increased $11 million, driven by higher revenue.

•	Provision for credit losses of $91 million increased $15 million, of which $14 million reflects a fourth quarter 2015 reserve build in excess of net charge-offs.

Balance Sheet

•	Average loans and leases increased $1.4 billion, or 1.5%, on strength in both retail and commercial loans.

•	Average deposits increased $378 million and deposit costs decreased as strength in checking account balances was largely offset by a reduction in term deposits.

•	Nonperforming loans and leases (“NPLs”) to total loans and leases remained relatively stable at 1.07%. Allowance coverage of NPLs was 115% in fourth quarter 2015 relative to 116% in the third quarter 2015.

•	Capital strength remains robust with a common equity tier 1 (“CET1”) capital ratio of 11.7%.

•	Repurchased $750 million of subordinated debt held by The Royal Bank of Scotland, plc (“RBS”) and issued $750 million of public subordinated notes and $750 million of bank senior notes during the quarter, further diversifying our funding base and enhancing contingent liquidity.

Citizens Financial Group, Inc.

Full-Year 2015 vs. Full-Year 2014

•	Adjusted total revenue* of $4.8 billion increased 3%, reflecting solid performance in a sluggish environment.

•	Adjusted noninterest expense* of $3.2 billion decreased $14 million driven by the impact of the Chicago Divestiture and strong expense discipline.

•	Adjusted net income* of $871 million increased by $81 million, or 10%.

•	Adjusted ROTCE* of 6.7 % was up 56 basis points.

•	Adjusted efficiency ratio* of 67%, improved 218 basis points.

•	Average total assets increased 6%, driven by loan growth of 8%.

•	Completed separation from RBS; now 100% independent.

Update on Plan Execution

•	Continued execution on initiatives intended to drive growth and enhance efficiency:

•	Grew checking account households by nearly 30,000 with improving cross-sell rates.

•	Progress in recruiting mortgage loan officers: 442 at year end, up 29 net for 2015, and mortgage origination volume up 56% compared to 2014.

•	Attractive organic growth in auto with improving yields.

•	Added 46 wealth managers, with strong momentum in fourth quarter 2015; also added 26 business bankers.

•	2015 period-end loan and lease growth of $5.6 billion, or 6%, with $3.0 billion in commercial and commercial real estate, $2.1 billion in student, including our attractive refinance product, and $1.5 billion in residential mortgages.

•	Delivered well against our revenue and expense initiatives, achieving targeted $200 million in Top I cost saves and $25 million in revenue and expense benefits from Top II initiatives by year end 2015. Currently tracking to 2016 targets.

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Citizens Financial Group, Inc.

	Quarterly trends							Full year
Earnings highlights				4Q15 change from						2015 change
($s in millions, except per share data)	4Q15	3Q15	4Q14	3Q15		4Q14		2015	2014	from 2014
Net interest income	$870	$856	$840	$14		$30		$3,402	$3,301	$101
Noninterest income	362	353	339	9		23		1,422	1,678	(256)
Total revenue	1,232	1,209	1,179	23		53		4,824	4,979	(155)
Noninterest expense	810	798	824	12		(14)		3,259	3,392	(133)
Pre-provision profit	422	411	355	11		67		1,565	1,587	(22)
Provision for credit losses	91	76	72	15		19		302	319	(17)

Net income	221	220	197	1		24		840	865	(25)
Net income available to common shareholders	221	213	197	8		24		833	865	(32)
After-tax restructuring charges and special items*	$—	$—	$20	$—		$(20)		$31	$(75)	$106

Net income available to common shareholders excluding restructuring charges and special items*	$221	$213	$217	$8		$4		$864	$790	$74

Average common shares outstanding
Basic (in millions)	527.6	531.0	546.8	(3.3)		(19.2)		535.6	556.7	(21.1)
Diluted (in millions)	530.3	533.4	550.7	(3.1)		(20.4)		538.2	557.7	(19.5)
Diluted earnings per share	$0.42	$0.40	$0.36	$0.02		$0.06		$1.55	$1.55	$—
Diluted earnings per share, excluding restructuring charges and special items*	$0.42	$0.40	$0.39	$0.02		$0.03		$1.61	$1.42	$0.19

Financial ratios
Net interest margin	2.77%	2.76%	2.80%	1	bps	(3)	bps	2.75%	2.83%	(8)	bps
Noninterest income as a % of total revenue	29.4	29.2	28.8	19	bps	63	bps	29.5	33.7	(422)	bps
Effective income tax rate	33.4	34.1	30.6	(67)	bps	289	bps	33.5	31.8	172	bps
Efficiency ratio*	66	66	70	(26)	bps	(412)	bps	68	68	(56)	bps
Efficiency ratio, excluding restructuring charges and special items*	66	66	67	(26)	bps	(135)	bps	67	69	(218)	bps
Return on average tangible common equity*	6.7	6.6	6.1	15	bps	63	bps	6.4	6.7	(26)	bps
Return on average tangible common equity excluding restructuring charges and special items*	6.7	6.6	6.8	15	bps	(1)	bps	6.7	6.1	56	bps
Return on average common equity	4.5	4.4	4.1	11	bps	45	bps	4.3	4.5	(16)	bps
Return on average total assets	0.6	0.7	0.6	(1)	bps	4	bps	0.6	0.7	(6)	bps
Return on average total tangible assets*	0.7%	0.7%	0.6%	(1)	bps	4	bps	0.7%	0.7%	(6)	bps

Capital adequacy(1)(2)
Common equity tier 1 capital ratio(3)	11.7%	11.8%	12.4%					11.7%	12.4%
Total capital ratio	15.3	15.4	15.8					15.3	15.8
Tier 1 leverage ratio	10.5%	10.4%	10.6%					10.5%	10.6%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	1.07%	1.06%	1.18%	1	bps	(11)	bps	1.07%	1.18%	(11)	bps
Allowance for loan and lease losses as a % of loans and leases	1.23	1.23	1.28	—	bps	(5)	bps	1.23	1.28	(5)	bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	115	116	109	(148)	bps	613	bps	115%	109%	613	bps
Net charge-offs as a % of average loans and leases	0.31%	0.31%	0.35%	—	bps	(4)	bps	0.30	0.36	(6)	bps

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and reconciliation of those non-GAAP financial measures to GAAP. All references to Adjusted results exclude restructuring charges and special items.
[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Capital adequacy and asset quality ratios calculated on a period-end basis, except net charge-offs.
[3]	CET1 capital under Basel III replaced Tier 1 common capital under Basel I effective January 1, 2015.

Citizens Financial Group, Inc.

Discussion of Results:

Fourth quarter 2015 pre-provision profit of $422 million and net income of $221 million included no net restructuring charges and special items. Third quarter 2015 pre-provision profit of $411 million and net income of $220 million similarly included no restructuring charges and special items. Fourth quarter 2014 results were reduced by a net $33 million pre-tax, or $20 million after tax, of restructuring charges and special items, largely related to efforts to improve processes and enhance efficiencies, as well as rebranding and separation from RBS.

Full-year 2015 net income was reduced by a net $50 million pre-tax, or $31 million after tax, of restructuring charges and special items, compared with full-year 2014 net income, which was benefited by a net $119 million pre-tax, or $75 million after tax, of net restructuring charges and special items. All references to Adjusted results* exclude the impact of restructuring charges and special items.

In addition to the restructuring charges and special items associated with the Chicago Divestiture that have been excluded from Adjusted Results*, the second quarter 2014 Chicago Divestiture also had the following estimated effects on full-year 2015 results, as compared to full-year 2014, decreasing full-year 2015 results by the following estimated amounts: $26 million in net interest income, $24 million in noninterest income and $42 million in noninterest expense.

Restructuring charges and special items				4Q15 change from				2015 change
($s in millions, except per share data)	4Q15	3Q15	4Q14	3Q15	4Q14	2015	2014	from 2014
Pre-tax net gain on Chicago Divestiture	$—	$—	$—	$—	$—	$—	$288	$(288)
After-tax net gain on Chicago Divestiture	$—	$—	$—	$—	$—	$—	$180	$(180)
Pre-tax total noninterest expense restructuring charges and special items	—	—	33	—	(33)	50	169	(119)
After-tax total noninterest expense restructuring charges and special items	—	—	20	—	(20)	31	105	(74)

Pre-tax restructuring charges and special items	—	—	(33)	—	33	(50)	119	(169)

After-tax restructuring charges and special items	—	—	(20)	—	20	(31)	75	(106)

Diluted EPS impact	$—	$—	$(0.03)	$—	$0.03	$(0.06)	$0.13	$(0.19)

Citizens Financial Group, Inc.

Adjusted results*				4Q15 change from				2015 change
($s in millions)	4Q15	3Q15	4Q14	3Q15	4Q14	2015	2014	from 2014
Adjusted net interest income*	$870	$856	$840	$14	$30	$3,402	$3,301	$101
Adjusted noninterest income*	362	353	339	9	23	1,422	1,390	32

Adjusted total revenue*	1,232	1,209	1,179	23	53	4,824	4,691	133
Adjusted noninterest expense*	810	798	791	12	19	3,209	3,223	(14)

Adjusted pre-provision profit*	422	411	388	11	34	1,615	1,468	147
Provision for credit losses	91	76	72	15	19	302	319	(17)

Adjusted pretax income*	331	335	316	(4)	15	1,313	1,149	164
Adjusted income tax expense*	110	115	99	(5)	11	442	359	83

Adjusted net income*	$221	$220	$217	$1	$4	$871	$790	$81
Preferred dividend	—	7	—	(7)	—	7	—	7

Adjusted net income available to common shareholders*	221	213	217	8	4	864	790	74
Adjusted diluted earnings per share*	$0.42	$0.40	$0.39	$0.02	$0.03	$1.61	$1.42	$0.19

Adjusted pre-provision profit* of $422 million increased $11 million from third quarter 2015, reflecting a $23 million increase in total revenue, partially offset by a $12 million increase in noninterest expense. Fourth quarter net income of $221 million was relatively stable with third quarter 2015 as revenue growth was largely offset by the impact of higher noninterest expense and higher provision for credit losses, which included a $14 million reserve build.

Adjusted pre-provision profit* increased $34 million from Adjusted fourth quarter 2014 levels, driven by a $53 million increase in total revenue, partially offset by noninterest expense growth. Compared to Adjusted fourth quarter 2014 results, net income increased $4 million, or 2%, reflecting a $53 million increase in total revenue, partially offset by a $19 million increase in noninterest expense, a $19 million increase in provision including a $14 million reserve build and an increase in the effective tax rate. Adjusted diluted earnings per share were up 8% given net income growth and a 4% reduction in share count.

Full-year 2015 Adjusted net income* of $871 million increased $81 million, or 10%, from full-year 2014 Adjusted net income of $790 million, driven by 3% total revenue growth and flat noninterest expense, as savings from our efficiency initiatives were used to fund investments in the businesses to drive future revenue growth. Results also reflected a $17 million decrease in provision expense, given stable credit quality in a benign environment and a modest increase in the effective tax rate. Full-year 2015 Adjusted diluted earnings per share were up 13% from the prior period, reflecting growth in net income and a reduction in common shares outstanding.

Citizens Financial Group, Inc.

Net interest income				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15			4Q14
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$832	$818	$779	$14		2%	$53		7%
Investment securities	153	154	161	(1)		(1)	(8)		(5)
Interest-bearing deposits in banks	1	2	1	(1)		(50)	—		—

Total interest income	$986	$974	$941	$12		1%	$45		5%

Interest expense:
Deposits	$60	$65	$48	$(5)		(8)%	$12		25%
Federal funds purchased and securities sold under agreements to repurchase	3	4	7	(1)		(25)	(4)		(57)
Other short-term borrowed funds	16	17	19	(1)		(6)	(3)		(16)
Long-term borrowed funds	37	32	27	5		16	10		37

Total interest expense	$116	$118	$101	$(2)		(2)%	$15		15%

Net interest income	$870	$856	$840	$14		2%	$30		4%

Net interest margin	2.77%	2.76%	2.80%	1	bps		(3)	bps

Net interest income of $870 million in fourth quarter 2015 increased $14 million, or 2%, compared with third quarter 2015, driven largely by a $1.4 billion increase in average loans and leases, improved loan yields and lower deposit costs, partially offset by growth in liquidity and higher subordinated and senior debt borrowing costs. Net interest margin increased one basis point to 2.77% in fourth quarter 2015, from 2.76% in third quarter 2015, benefitting from initiatives to improve loan yields, deposit costs and mix.

Fourth quarter 2015 net interest income increased $30 million, or 4%, from fourth quarter 2014 as the benefit of 7% average loan growth, improving retail loan yields and a reduction in pay-fixed swap costs was partially offset by the impact of higher deposit costs, largely in the first half of 2015, as well as higher subordinated and senior debt borrowing costs. Results also reflect lower investment portfolio income. Net interest margin decreased three basis points, primarily reflecting higher deposit and borrowing costs.

Noninterest Income				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15		4Q14
				$	%	$	%
Service charges and fees	$156	$145	$144	$11	8%	$12	8%
Card fees	60	60	58	—	—	2	3
Trust and investment services fees	39	41	38	(2)	(5)	1	3
Mortgage banking fees	20	18	16	2	11	4	25
Capital markets fees	15	21	25	(6)	(29)	(10)	(40)
Foreign exchange and trade finance fees	23	22	25	1	5	(2)	(8)
Securities gains, net	10	2	1	8	NM	9	NM
Other income[1]	39	44	32	(5)	(11)	7	22

Noninterest income	$362	$353	$339	$9	3%	$23	7%

[1]	Other income includes bank owned life insurance and other income.

Noninterest income of $362 million in fourth quarter 2015 increased $9 million from third quarter 2015 as higher service charges and fees and an $8 million increase in securities gains were partially offset by a decline in capital markets fees, as market headwinds impacted originations. Results also reflect a $5 million decrease in other income from third quarter 2015 levels, which included $8 million of branch real estate gains.

Citizens Financial Group, Inc.

Noninterest income increased $23 million from fourth quarter 2014, as strength in service charges and fees and higher securities gains, other income and mortgage banking fees were partially offset by lower capital markets fees, reflecting weak market conditions.

Noninterest expense				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15		4Q14
				$	%	$	%
Salaries and employee benefits	$402	$404	$397	$(2)	—%	$5	1%
Outside services	104	89	106	15	17	(2)	(2)
Occupancy	74	75	81	(1)	(1)	(7)	(9)
Equipment expense	67	62	63	5	8	4	6
Amortization of software	38	35	43	3	9	(5)	(12)
Other operating expense	125	133	134	(8)	(6)	(9)	(7)

Total noninterest expense	$810	$798	$824	$12	2%	$(14)	(2)%
Restructuring charges and special items	—	—	33	—	—%	(33)	(100)%

Total noninterest expense, excluding restructuring charges and special items*	$810	$798	$791	$12	2%	$19	2%

Noninterest expense of $810 million in fourth quarter 2015 increased $12 million from third quarter 2015 due to higher outside services, equipment and software amortization expense resulting from our technology initiatives. Efficiency initiatives positively impacted salaries and employee benefits, occupancy and other operating expense.

Compared with fourth quarter 2014, noninterest expense decreased $14 million given restructuring costs in the year-ago quarter. Compared with Adjusted* fourth quarter 2014 results, noninterest expense increased $19 million, or 2%, as the impact of efficiency initiatives helped to fund continued strategic investments in the businesses to drive future revenue growth.

The company’s effective tax rate was 33.4% in fourth quarter 2015, compared to 34.1% in third quarter 2015 and 30.6% in fourth quarter 2014.

Citizens Financial Group, Inc.

Consumer Banking Segment				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15			4Q14
				$		%	$		%
Net interest income	$565	$556	$536	$9		2%	$29		5%
Noninterest income	226	235	218	(9)		(4)	8		4

Total revenue	791	791	754	—		—	37		5
Noninterest expense	624	623	611	1		—	13		2

Pre-provision profit	167	168	143	(1)		(1)	24		17
Provision for credit losses	65	64	64	1		2	1		2

Income before income tax expense	102	104	79	(2)		(2)	23		29
Income tax expense	35	36	27	(1)		(3)	8		30

Net income	$67	$68	$52	$(1)		(1)%	$15		29%

Average balances
Total loans and leases (1)	$52,737	$51,886	$49,351	$851		2%	$3,386		7%
Total deposits	70,939	70,527	66,374	412		1%	4,565		7%

Key metrics
ROTCE (2)*	5.5%	5.7%	4.3%	(17)	bps		120	bps
Efficiency ratio*	79%	79%	81%	13	bps		(224)	bps
Loan-to-deposit ratio (period-end)(1)	74.5%	74.3%	74.4%	22	bps		7	bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $67 million in fourth quarter 2015 remained relatively flat compared to third quarter 2015, which included $8 million of branch real estate gains. Net interest income increased $9 million, or 2%, from third quarter 2015, driven by mortgage, student, unsecured consumer loan growth, improved loan yields and lower deposit costs. Noninterest income decreased $9 million, or 4%, from third quarter 2015, as seasonal growth in service charges and fees was more than offset by a decrease in other income from third quarter levels, which included $8 million of branch real estate gains. Noninterest expense of $624 million remained stable as increased outside services expense tied to investment initiatives and higher equipment and other expense was partially offset by lower salaries and employee benefits expense and insurance expense. Provision for credit losses of $65 million remained relatively stable.

Net income of $67 million in fourth quarter 2015 increased $15 million, or 29%, compared with fourth quarter 2014, as a 5% increase in total revenue delivered meaningful operating leverage relative to a 2% increase in noninterest expense. Consumer Banking total revenue increased $37 million from fourth quarter 2014, reflecting strength in net interest income and noninterest income. Noninterest expense increased $13 million as higher outside services expense tied to investment initiatives, higher taxes and insurance and other operating expense were partially offset by lower credit collection costs and occupancy expense. Provision for credit losses of $65 million remained relatively stable with fourth quarter 2014, largely reflecting stable credit quality trends.

Citizens Financial Group, Inc.

Commercial Banking Segment				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15			4Q14
				$		%	$		%
Net interest income	$301	$299	$283	$2		1%	$18		6%
Noninterest income	107	100	111	7		7	(4)		(4)

Total revenue	408	399	394	9		2	14		4
Noninterest expense	180	175	180	5		3	—		—

Pre-provision profit	228	224	214	4		2	14		7
Provision for credit losses	(2)	3	1	(5)		(167)	(3)		(300)

Income before income tax expense	230	221	213	9		4	17		8
Income tax expense	78	76	73	2		3	5		7

Net income	$152	$145	$140	$7		5%	$12		9%

Average balances
Total loans and leases (1)	$42,642	$41,993	$38,926	$649		2%	$3,716		10%
Total deposits	24,600	24,604	22,500	(4)		—%	2,100		9%

Key metrics
ROTCE (2)*	12.6%	12.2%	12.8%	33	bps		(19)	bps
Efficiency ratio*	44%	44%	45%	27	bps		(146)	bps
Loan-to-deposit ratio (period-end)(1)	172.5%	166.0%	177.8%	644	bps		(537)	bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $152 million in fourth quarter 2015 increased $7 million, or 5%, from third quarter 2015, as a $9 million increase in total revenue and $5 million decrease in provision for credit losses was partially offset by a $5 million increase in noninterest expense. Net interest income increased $2 million, or 1%, due to 2% average loan and lease growth and lower deposit costs. Average loans and leases increased $649 million led by Commercial Real Estate, Mid-Corporate and Franchise Finance lines of business, while deposits remained relatively stable. Noninterest income increased $7 million, or 7%, from third quarter 2015, as an increase in service charges and fees, leasing income and interest rate product fees was partially offset by lower capital markets fees as market headwinds impacted originations. Noninterest expense increased $5 million, or 3%, from third quarter 2015 due to an increase in regulatory, equipment and outside services expenses, partially offset by a decrease in salaries and employee benefits and insurance costs. Provision for credit losses resulted in a net recovery of $2 million in fourth quarter of 2015, delivering an improvement of $5 million from third quarter 2015, reflecting lower net charge-offs.

Commercial Banking net income of $152 million in the fourth quarter of 2015 increased $12 million, or 9%, from fourth quarter 2014, reflecting the benefit of a $14 million increase in total revenue, a $3 million decrease in provision for credit losses and flat noninterest expense. Net interest income increased $18 million, or 6%, from fourth quarter 2014, as the benefit of $3.7 billion average loan and lease growth and a $2.1 billion average deposit growth was partially offset by loan yield compression. Loan growth was driven by strength in Commercial Real Estate, Franchise Finance, Mid-Corporate and Industry Verticals. Noninterest income decreased $4 million, or 4%, as improvement in service charges and fees was more than offset by lower capital markets fees as market headwinds impacted originations. Noninterest expense was flat compared to fourth quarter 2014 levels, which included higher regulatory costs and an operating lease residual write-down. Fourth quarter 2015 results reflect increased insurance costs, equipment and outside services expense, and lower occupancy costs. Provision for credit losses improved $3 million from fourth quarter 2014, reflecting lower net charge-offs.

Citizens Financial Group, Inc.

Other(1)				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15		4Q14
				$	%	$	%
Net interest income	$4	$1	$21	$3	300%	$(17)	(81)%
Noninterest income	29	18	10	11	61	19	190

Total revenue	33	19	31	14	74	2	6
Noninterest expense	6	—	33	6	—	(27)	(82)

Pre-provision profit (loss)	27	19	(2)	8	42	29	1,450
Provision for credit losses	28	9	7	19	211	21	300

Income (loss) before income tax expense (benefit)	(1)	10	(9)	(11)	(110)	8	89
Income tax expense (benefit)	(3)	3	(14)	(6)	(200)	11	79

Net income (loss)	$2	$7	$5	$(5)	(71)%	$(3)	(60)%

Average balances
Total loans and leases (2)	$3,158	$3,367	$4,001	$(209)	(6)%	$(843)	(21)%
Total deposits	5,829	5,859	5,923	(30)	(1)%	(94)	(2)%

[1]	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.
[2]	Includes held for sale.

Other recorded net income of $2 million in fourth quarter 2015 compared to net income of $7 million in third quarter 2015. The decrease was largely due to increased noninterest expense and provision for credit losses, which included a $14 million reserve build, partially offset by higher total revenue. Net interest income of $4 million increased $3 million from the prior quarter, driven by residual funds transfer pricing. Noninterest income of $29 million reflects an $8 million increase in securities gains compared to third quarter 2015. Noninterest expense of $6 million reflects an increase in incentive compensation. Provision for credit losses in other of $28 million in fourth quarter 2015 included a $14 million reserve build, compared with $9 million of provision for credit losses in third quarter 2015, which included a $1 million reserve build. Provision for credit losses within other mainly represents the residual change in the consolidated allowance for credit losses after attributing the respective net charge-offs to the Consumer Banking and Commercial Banking segments, while also factoring in net charge-offs related to the non-core portfolio.

Other net income of $2 million in fourth quarter decreased from net income of $5 million in fourth quarter of 2014 because of higher wholesale funding costs, continued non-core loan run off and an increase in provision expense, which reflects a $14 million reserve build compared to an $8 million reserve release in fourth quarter 2014. These items were partially offset by higher securities gains and a reduction in restructuring charges and special items.

Citizens Financial Group, Inc.

Consolidated balance sheet review(1)				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15			4Q14
				$		%	$		%
Total assets	$138,208	$135,447	$132,857	$2,761		2%	$5,351		4%
Loans and leases and loans held for sale	99,407	97,851	93,691	1,556		2	5,716		6
Deposits	102,539	101,866	95,707	673		1	6,832		7
Average interest-earning assets (quarterly)	124,201	123,017	118,730	1,184		1	5,471		5
Stockholders’ equity	19,646	19,600	19,268	46		—	378		2
Stockholders’ common equity	19,399	19,353	19,268	46		—	131		1
Tangible common equity*	$13,000	$12,939	$12,806	$61		—%	$194		2%
Loan-to-deposit ratio (period-end)(2)	96.9%	96.1%	97.9%	88	bps		(95)	bps
Common equity tier 1 capital ratio(3)	11.7	11.8	12.4
Total capital ratio(3)	15.3%	15.4%	15.8%

[1]	Represents period-end unless otherwise noted.
[2]	Includes loans held for sale and deposits held for sale.
[3]	Current reporting period regulatory capital ratios are preliminary.

Total assets of $138.2 billion increased $2.8 billion, or 2%, from September 30, 2015, driven by a $1.6 billion, or 2%, increase in loans and leases. Total assets increased $5.4 billion, or 4%, from December 31, 2014 as a 6% increase in loans and leases was partially offset by a decrease in the securities portfolio.

Average interest-earning assets of $124.2 billion in fourth quarter 2015 increased $1.2 billion, or 1%, from the prior quarter, driven by a $1.4 billion, or 1.5%, growth in average loans and leases. Retail loans increased $763 million, while commercial loans and leases increased by $645 million, driven by strength in Commercial Real Estate, Mid-Corporate and Franchise Finance. Retail loan growth largely reflects growth in residential mortgage, student loans and other retail, which includes the impact of our new consumer unsecured product, partially offset by lower home equity balances and a reduction in the non-core portfolio.

Average interest-earning assets increased $5.5 billion, or 5%, from fourth quarter 2014, driven by average loan growth of $6.2 billion, or 7%. Commercial loans and leases growth of $3.6 billion and retail loan growth of $2.6 billion were modestly offset by a $788 million reduction in investments and interest-bearing deposits. Commercial loan growth in fourth quarter 2014 was paced by Commercial Real Estate, Franchise Finance, Corporate Finance and Mid-Corporate. Retail loan growth from fourth quarter 2014 was driven by student, auto and mortgage, partially offset by lower home equity outstandings and a reduction in the non-core portfolio.

Citizens Financial Group, Inc.

Interest-earning assets				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15		4Q14
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$26,417	$25,406	$27,179	$1,011	4%	$(762)	(3)%
Loans and leases
Commercial loans and leases	46,214	45,269	43,226	945	2	2,988	7
Retail loans	52,828	52,162	50,184	666	1	2,644	5
Total loans and leases	99,042	97,431	93,410	1,611	2	5,632	6
Loans held for sale	325	369	256	(44)	(12)	69	27
Other loans held for sale	40	51	25	(11)	(22)	15	60
Total loans and leases and loans held for sale	99,407	97,851	93,691	1,556	2	5,716	6

Total period-end interest-earning assets	$125,824	$123,257	$120,870	$2,567	2%	$4,954	4%

Average interest-earning assets
Investments and interest-bearing deposits	$25,664	$25,771	$26,452	$(107)	—	$(788)	(3)
Loans and leases
Commercial loans and leases	45,819	45,174	42,263	645	1	3,556	8
Retail loans	52,380	51,617	49,782	763	1	2,598	5
Total loans and leases	98,199	96,791	92,045	1,408	1	6,154	7
Loans held for sale	325	327	213	(2)	(1)	112	53
Other loans held for sale	13	128	20	(115)	(90)	(7)	(35)
Total loans and leases and loans held for sale	98,537	97,246	92,278	1,291	1	6,259	7

Total average interest-earning assets	$124,201	$123,017	$118,730	$1,184	1%	$5,471	5%

Investments and interest-bearing deposits of $26.4 billion as of December 31, 2015 increased $1.0 billion from September 30, 2015. Investments and interest-bearing deposits decreased $762 million, or 3%, from December 31, 2014, driven by a reduction in securities available for sale reflecting more efficient balance sheet management. At the end of fourth quarter 2015, the average effective duration of the securities portfolio increased to 3.5 years, compared with 3.3 years at September 30, 2015, largely reflecting an increase in long-term rates, which slowed prepayment speeds. The average effective duration of the securities portfolio remained stable from December 31, 2014.

Period-end loans and leases of $99.0 billion at December 31, 2015 increased $1.6 billion, or 2%, from $97.4 billion at September 30, 2015. The linked-quarter increase was driven by a $945 million increase in commercial loans and leases and a $666 million increase in retail loans. Commercial loan and lease growth reflects a $538 million increase in commercial loans, a $293 million increase in commercial real estate and an increase in lease outstandings. Retail loan growth was driven by a $526 million increase in residential mortgages and a $513 million increase in student loans, partially offset by a reduction in home equity outstandings, auto and continued run off in the non-core portfolio. During the quarter, we purchased a net $308 million of student loans and $94 million of residential mortgages, partially offset by net auto purchase run off of $28 million and commercial lease sales of $76 million.

Period-end loans and leases increased $5.6 billion from December 31, 2014, reflecting a $3.0 billion increase in commercial loans and leases and a $2.6 billion increase in retail loans. Commercial loan growth reflects growth in nearly all business lines. Retail loan growth was driven by a $2.1 billion increase in student loans, a $1.5 billion increase in residential mortgages and a $1.1 billion increase in auto, partially offset by a $2.0 billion decrease in home equity outstandings, including continued run off in the non-core portfolio. During 2015 we purchased a net $872 million of student loans, $544 million of auto loans and $155 million of residential mortgages and sold a net $324 million of commercial loans and leases.

Citizens Financial Group, Inc.

Average loans and leases of $98.2 billion increased $1.4 billion from third quarter 2015, driven by higher commercial real estate, residential mortgage and student loan balances. Results also reflect a $181 million decrease in the non-core loan portfolio. Average loans and leases increased $6.2 billion from fourth quarter 2014, driven by growth in commercial, commercial real estate, student, auto and residential mortgage, partially offset by a decrease in home equity outstandings, including continued run off in the non-core loan portfolio.

Deposits				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15		4Q14
				$	%	$	%
Period-end deposits
Demand deposits	$27,649	$27,373	$26,086	$276	1%	$1,563	6%
Checking with interest	17,921	18,350	16,394	(429)	(2)	1,527	9
Savings	8,218	8,011	7,824	207	3	394	5
Money market accounts	36,727	35,539	33,345	1,188	3	3,382	10
Term deposits	12,024	12,593	12,058	(569)	(5)	(34)	—

Total deposits	$102,539	$101,866	$95,707	$673	1%	$6,832	7%

Average deposits
Total average deposits	$101,368	$100,990	$94,797	$378	—%	$6,571	7%

Period-end total deposits of $102.5 billion at December 31, 2015 increased $673 million from September 30, 2015 as strength in money market, demand deposits and savings was partially offset by a reduction in term deposits and checking with interest balances. Fourth quarter 2015 period-end total deposits increased $6.8 billion compared with December 31, 2014, led by growth in money market, demand deposits, checking with interest, and savings. Fourth quarter 2015 average deposits of $101.4 billion increased $378 million from third quarter 2015, reflecting strength in demand and checking with interest, partially offset by a reduction in term deposits. Fourth quarter average deposits increased $6.6 billion from fourth quarter 2014 with particular strength in money market, checking with interest and demand deposits.

Citizens Financial Group, Inc.

Borrowed funds				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15		4Q14
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$802	$1,293	$4,276	$(491)	(38)%	$(3,474)	(81)%
Other short-term borrowed funds	2,630	5,861	6,253	(3,231)	(55)	(3,623)	(58)
Long-term borrowed funds	9,886	4,153	4,642	5,733	138	5,244	113

Total borrowed funds	$13,318	$11,307	$15,171	$2,011	18	$(1,853)	(12)

Average borrowed funds	$12,603	$12,001	$14,028	$602	5%	$(1,425)	(10)%

Total borrowed funds of $13.3 billion at December 31, 2015 increased $2.0 billion from September 30, 2015, reflecting a $1.7 billion increase in Federal Home Loan Bank advances, a $750 million issuance of senior bank notes and a $491 million decrease in securities sold under repurchase agreements. Results reflect a $5.0 billion shift from short-term to long-term Federal Home Loan Bank secured advances. Total borrowed funds decreased $1.9 billion from the end of fourth quarter 2014 as continued growth in deposits reduced the need for borrowings. Average borrowed funds of $12.6 billion increased $602 million from third quarter 2015 and decreased $1.4 billion from fourth quarter 2014.

On December 3, 2015, we issued $750 million of public subordinated debt, and retired $750 million of subordinated debt held by RBS.

Capital(1)				4Q15 change from
($s and shares in millions)	4Q15	3Q15	4Q14	3Q15		4Q14
				$	%	$	%
Period-end capital
Stockholders’ equity	$19,646	$19,600	$19,268	$46	—%	$378	2%
Stockholders’ common equity	19,399	19,353	19,268	46	—	131	1
Tangible common equity*	13,000	12,939	12,806	61	—	194	2
Tangible common equity per share*	$24.63	$24.52	$23.46	$0.11	—	1.17	5
Common shares - at end of period	527.8	527.6	545.9	0.1	—	(18.1)	(3)
Common shares - average (diluted)	530.3	533.4	550.7	(3.1)	(1)%	(20.4)	(4)%
Common equity tier 1 capital ratio(1)(2)	11.7%	11.8%	12.4%
Total capital ratio(1)(2)	15.3	15.4	15.8
Tier 1 leverage ratio(1)(2)	10.5%	10.4%	10.6%

[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2018. Ratios also reflect the required US Standardized transitional methodology for calculating RWAs, effective January 1, 2015.

At December 31, 2015, our Basel III Capital ratios on a transitional basis remained well in excess of applicable regulatory requirements, with a CET1 capital ratio of 11.7% and a total capital ratio of 15.3%. Our capital ratios continue to reflect progress against our objective of realigning our capital profile to be more consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy and risk appetite.

On November 3, 2015, RBS completed the sale of all of its remaining shares of CFG common stock.

Citizens Financial Group, Inc.

Credit quality review				4Q15 change from
($s in millions)	4Q15	3Q15	4Q14	3Q15			4Q14
				$		%	$		%
Nonperforming loans and leases	$1,060	$1,034	$1,101	$26		3%	$(41)		(4)%
Accruing loans past due 90 days or more	9	15	8	(6)		(40)	1		13
Net charge-offs	77	75	80	2		3	(3)		(4)
Provision for credit losses	91	76	72	15		20	19		26
Allowance for loan and lease losses	$1,216	$1,201	$1,195	$15		(1)%	$21		(2)%
Total nonperforming loans and leases as a % of total loans and leases	1.07%	1.06%	1.18%	1	bps		(11)	bps
Net charge-offs as % of total loans and leases	0.31	0.31	0.35	—	bps		(4)	bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	114.6%	116.1%	108.5%	(148)	bps		613	bps

Credit quality during the quarter remained strong with relatively low levels of charge-offs and nonperforming loans and leases. Nonperforming loans and leases of $1.1 billion at December 31, 2015 increased $26 million from September 30, 2015, reflecting an $18 million increase in commercial and an $8 million increase in retail. The increase in commercial was driven by a $35 million increase in commercial real estate, tied to a single relationship, which more than offset decreases in other commercial categories. The increase in retail was driven by a $7 million increase in residential mortgage and a $4 million increase in auto, largely due to portfolio growth and seasoning. Nonperforming loans and leases to total loans and leases of 1.07% at December 31, 2015 remained relatively stable compared to 1.06% at September 30, 2015 and decreased 11 basis points from 1.18% at December 31, 2014. Nonperforming loans and leases of $1.1 billion decreased $41 million, or 4%, from December 31, 2014, reflecting improving trends in both Consumer and Commercial categories. The improvement in retail nonperforming loans was driven by a $69 million improvement in real estate-secured categories, partially offset by an increase in student and auto, largely reflecting portfolio growth and seasoning. Other real estate owned of $46 million increased $7 million from September 30, 2015 and $4 million from December 31, 2014.

Nonperforming non-core loans totaled $156 million in fourth quarter 2015, compared with $162 million in third quarter 2015, and $184 million in fourth quarter 2014. Nonperforming non-core loans to total non-core loans of 6.8% at December 31, 2015, compared with 6.5% at September 30, 2015, and 6.1% at December 31, 2014. Troubled debt restructured loans (“TDRs”) of $1.3 billion included $1.2 billion of retail loans and $156 million of commercial loans. Performing TDRs represented 69% of total TDRs as of December 31, 2015, compared with 68% as of September 30, 2015, and 69% as of December 31, 2014.

Net charge-offs of $77 million, or 31 basis points of total loans and leases, in fourth quarter 2015 were relatively flat compared to $75 million, or 31 basis points, in third quarter 2015. Retail product net charge-offs of $80 million increased $10 million from $70 million in third quarter 2015, driven by a $7 million increase in auto. Commercial product net recoveries were $3 million in fourth quarter 2015 compared with net charge-offs of $5 million in third quarter 2015. These results included non-core net charge-offs of $13 million in fourth quarter 2015 compared to $9 million in third quarter 2015, and $15 million of losses in fourth quarter 2014. Annualized non-core net charge-offs to total average non-core loans and leases of 2.20% in fourth quarter 2015, compared with 1.36% in third quarter 2015, and 1.92% in fourth quarter 2014.

Citizens Financial Group, Inc.

Provision for credit losses of $91 million in fourth quarter 2015 increased $15 million from third quarter 2015, reflecting a reserve build tied to loan growth along with underlying stable net charge-offs and asset quality. Fourth quarter 2015 results included a $14 million reserve build, compared with a $1 million reserve build in third quarter 2015. Provision for credit losses increased $19 million from fourth quarter 2014 as fourth quarter 2015 included a $14 million reserve build compared with an $8 million reserve release in fourth quarter 2014.

The allowance for loan and lease losses of $1.2 billion increased $15 million from third quarter 2015 and increased $21 million from fourth quarter 2014, reflecting the impact of loan growth and stable credit quality. Allowance for loan and lease losses to total loans and leases were 1.23% as of December 31, 2015, compared with 1.23% as of September 30, 2015, and 1.28% as of December 31, 2014. Allowance for loan and lease losses to non-performing loans and leases ratio was 115% as of December 31, 2015, compared with 116% as of September 30, 2015, and 109% as of December 31, 2014.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media: Jim Hughes - 781.751.5404

Investors: Ellen A. Taylor - 203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:	9:00 am ET

Dial-in:	(800) 288-8975, conference ID 372328

Webcast/Presentation:	The live webcast will be available at http://investor.citizensbank.com, under Events

Replay Information: A replay of the conference call will be available beginning at 11:00 am ET on January 22 through February 22, 2016. Please dial (800) 475-6701 and enter access code 372328. The webcast replay http://investor.citizensbank.com, under Events

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $138.2 billion in assets as of December 31, 2015. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates through its subsidiaries, Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Citizens Financial Group, Inc.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The table below presents reconciliations of certain non-GAAP measures. These reconciliations exclude restructuring charges and/or special items, which are usually included, where applicable, in the financial results presented in accordance with GAAP. Special items include regulatory expenses and expenses relating to our initial public offering.

The non-GAAP measures set forth below include “total revenue”, “noninterest income”, “noninterest expense”, “pre-provision profit”, “income before income tax expense (benefit)”, “income tax expense (benefit)”, “net income (loss)”, “salaries and employee benefits”, “outside services”, “occupancy”, “equipment expense”, “amortization of software”, “other operating expense”, “net income (loss) per average common share”, “return of average common equity” and “return on average total assets”. In addition, we present computations for “tangible common equity (period-end)”, “pro forma Basel III common equity Tier 1 capital”, “return on average tangible common equity”, “return on average total tangible assets,” “operating leverage” and “efficiency ratio” as part of our non-GAAP measures.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe restructuring charges and special items in any period do not reflect the operational performance of the business in that period and, accordingly, it is useful to consider these line items with and without restructuring charges and special items. We believe this presentation also increases comparability of period-to-period results.

We also consider pro forma capital ratios defined by banking regulators but not effective at each period end to be non-GAAP financial measures. As analysts and banking regulators may assess our capital adequacy using these pro forma ratios, we believe they are useful to provide investors the ability to assess our capital adequacy on the same basis.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS					FOR THE YEAR ENDED DECEMBER 31,
		4Q15	3Q15	2Q15	1Q15	4Q14	2015	2014
Noninterest income, excluding special items:
Noninterest income (GAAP)	A	$362	$353	$360	$347	$339	$1,422	$1,678
Less: Special items - Chicago gain		—	—	—	—	—	—	288

Noninterest income, excluding special items (non-GAAP)	B	$362	$353	$360	$347	$339	$1,422	$1,390

Total revenue, excluding special items:
Total revenue (GAAP)	C	$1,232	$1,209	$1,200	$1,183	$1,179	$4,824	$4,979
Less: Special items - Chicago gain		—	—	—	—	—	—	288

Total revenue, excluding special items (non-GAAP)	D	$1,232	$1,209	$1,200	$1,183	$1,179	$4,824	$4,691

Noninterest expense, excluding restructuring charges and special items:
Noninterest expense (GAAP)	E	$810	$798	$841	$810	$824	$3,259	$3,392
Less: Restructuring charges and special items	NN	—	—	40	10	33	50	169

Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	$810	$798	$801	$800	$791	$3,209	$3,223

Net income, excluding restructuring charges and special items:
Net income (GAAP)	G	$221	$220	$190	$209	$197	$840	$865
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	25	6	20	31	(75)

Net income, excluding restructuring charges and special items (non-GAAP)	H	$221	$220	$215	$215	$217	$871	$790

Net income available to common stockholders (GAAP), excluding restructuring charges and special items:
Net income available to common stockholders (GAAP)	I	$221	$213	$190	$209	$197	$833	$865
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	25	6	20	31	(75)

Net income available to common stockholders, excluding restructuring charges and special items (non-GAAP)	J	$221	$213	$215	$215	$217	$864	$790

Return on average common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	K	$19,359	$19,261	$19,391	$19,407	$19,209	$19,354	$19,399
Return on average common equity, excluding restructuring charges and special items (non-GAAP)	J/K	4.51%	4.40%	4.45%	4.49%	4.48%	4.46%	4.07%
Return on average tangible common equity and return on average tangible common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	K	$19,359	$19,261	$19,391	$19,407	$19,209	$19,354	$19,399
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		3	4	5	5	6	4	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		468	453	437	422	403	445	377

Average tangible common equity (non-GAAP)	M	$12,948	$12,834	$12,947	$12,948	$12,730	$12,919	$12,893

Return on average tangible common equity (non-GAAP)	I/M	6.75%	6.60%	5.90%	6.53%	6.12%	6.45%	6.71%
Return on average tangible common equity, excluding restructuring charges and special items (non-GAAP)	J/M	6.75%	6.60%	6.67%	6.73%	6.76%	6.69%	6.13%
Return on average total assets, excluding restructuring charges and special items:
Average total assets (GAAP)	N	$136,298	$135,103	$135,521	$133,325	$130,671	$135,070	$127,624
Return on average total assets, excluding restructuring charges and special items (non-GAAP)	H/N	0.64%	0.65%	0.64%	0.65%	0.66%	0.64%	0.62%
Return on average total tangible assets and return on average total tangible assets, excluding restructuring charges and special items:
Average total assets (GAAP)	N	$136,298	$135,103	$135,521	$133,325	$130,671	$135,070	$127,624
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		3	4	5	5	6	4	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		468	453	437	422	403	445	377

Average tangible assets (non-GAAP)	O	$129,887	$128,676	$129,077	$126,866	$124,192	$128,635	$121,118

Return on average total tangible assets (non-GAAP)	G/O	0.67%	0.68%	0.59%	0.67%	0.63%	0.65%	0.71%
Return on average total tangible assets, excluding restructuring charges and special items (non-GAAP)	H/O	0.67%	0.68%	0.67%	0.69%	0.69%	0.68%	0.65%

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS					FOR THE YEAR ENDED DECEMBER 31,
		4Q15	3Q15	2Q15	1Q15	4Q14	2015	2014
Efficiency ratio and efficiency ratio, excluding restructuring charges and special items:
Net interest income (GAAP)		$870	$856	$840	$836	$840	$3,402	$3,301
Add: Noninterest income (GAAP)		362	353	360	347	339	1,422	1,678

Total revenue (GAAP)	C	$1,232	$1,209	$1,200	$1,183	$1,179	$4,824	$4,979

Efficiency ratio (non-GAAP)	E/C	65.76%	66.02%	70.02%	68.49%	69.88%	67.56%	68.12%
Efficiency ratio, excluding restructuring charges and special items (non-GAAP)	F/D	65.76%	66.02%	66.70%	67.65%	67.11%	66.52%	68.70%
Tangible book value per common share:
Common shares - at end of period (GAAP)	P	527,774,428	527,636,510	537,149,717	547,490,812	545,884,519	527,774,428	545,884,519
Stockholders’ equity (GAAP)		$19,399	$19,353	$19,339	$19,564	$19,268	$19,399	$19,268
Less: Goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Other intangible assets (GAAP)		3	3	4	5	6	3	6
Add: Deferred tax liabilities related to goodwill (GAAP)		480	465	450	434	420	480	420

Tangible common equity (non-GAAP)	Q	$13,000	$12,939	$12,909	$13,117	$12,806	$13,000	$12,806

Tangible book value per common share (non-GAAP)	Q/P	$24.63	$24.52	$24.03	$23.96	$23.46	$24.63	$23.46
Net income per average common share - basic and diluted, excluding restructuring charges and special items:
Average common shares outstanding - basic (GAAP)	R	527,648,630	530,985,255	537,729,248	546,291,363	546,810,009	535,599,731	556,674,146
Average common shares outstanding - diluted (GAAP)	S	530,275,673	533,398,158	539,909,366	549,798,717	550,676,298	538,220,898	557,724,936
Net income available to common stockholders (GAAP)	I	$221	$213	$190	$209	$197	$833	$865
Net income per average common share - basic (GAAP)	I/R	0.42	0.40	0.35	0.38	0.36	1.55	1.55
Net income per average common share - diluted (GAAP)	I/S	0.42	0.40	0.35	0.38	0.36	1.55	1.55
Net income available to common stockholders, excluding restructuring charges and special items (non-GAAP)	J	221	213	215	215	217	864	790
Net income per average common share - basic, excluding restructuring charges and special items (non-GAAP)	J/R	0.42	0.40	0.40	0.39	0.40	1.61	1.42
Net income per average common share - diluted, excluding restructuring charges and special items (non-GAAP)	J/S	0.42	0.40	0.40	0.39	0.39	1.61	1.42
Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1] :
Common equity tier 1 (regulatory)		$13,389	$13,200	$13,270	$13,360	$13,173
Less: Change in DTA and other threshold deductions (GAAP)		2	2	3	3	(6)

Pro forma Basel III fully phased-in common equity tier 1 (non-GAAP)	T	$13,387	$13,198	$13,267	$13,357	$13,179

Risk-weighted assets (regulatory general risk weight approach)		$114,084	$112,277	$112,131	$109,786	$105,964
Add: Net change in credit and other risk-weighted assets (regulatory)		244	243	247	242	2,882

Basel III standardized approach risk-weighted assets (non-GAAP)	U	$114,328	$112,520	$112,378	$110,028	$108,846

Pro forma Basel III fully phased-in common equity tier 1 capital ratio (non-GAAP)[1]	T/U	11.7%	11.7%	11.8%	12.1%	12.1%
Salaries and employee benefits, excluding restructuring charges and special items:
Salaries and employee benefits (GAAP)	V	$402	$404	$411	$419	$397	$1,636	$1,678
Less: Restructuring charges and special items		(2)	—	6	(1)	1	3	44

Salaries and employee benefits, excluding restructuring charges and special items (non-GAAP)	W	$404	$404	$405	$420	$396	$1,633	$1,634

[1]	Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume certain definitions impacting qualifying Basel III capital, which otherwise will phase in through 2018, are fully phased-in. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS					FOR THE YEAR ENDED DECEMBER 31,
		4Q15	3Q15	2Q15	1Q15	4Q14	2015	2014
Outside services, excluding restructuring charges and special items:
Outside services (GAAP)	X	$104	$89	$99	$79	$106	$371	$420
Less: Restructuring charges and special items		2	—	16	8	18	26	78

Outside services, excluding restructuring charges and special items (non-GAAP)	Y	$102	$89	$83	$71	$88	$345	$342

Occupancy, excluding restructuring charges and special items:
Occupancy (GAAP)	Z	$74	$75	$90	$80	$81	$319	$326
Less: Restructuring charges and special items		—	—	15	2	5	17	16

Occupancy, excluding restructuring charges and special items (non-GAAP)	AA	$74	$75	$75	$78	$76	$302	$310

Equipment expense, excluding restructuring charges and special items:
Equipment expense (GAAP)	BB	$67	$62	$65	$63	$63	$257	$250
Less: Restructuring charges and special items		—	—	—	1	1	1	4

Equipment expense, excluding restructuring charges and special items (non-GAAP)	CC	$67	$62	$65	$62	$62	$256	$246

Amortization of software, excluding restructuring charges and special items:
Amortization of software	DD	$38	$35	$37	$36	$43	$146	$145
Less: Restructuring charges and special items		—	—	—	—	6	—	6

Amortization of software, excluding restructuring charges and special items (non-GAAP)	EE	$38	$35	$37	$36	$37	$146	$139

Other operating expense, excluding restructuring charges and special items:
Other operating expense (GAAP)	FF	$125	$133	$139	$133	$134	$530	$573
Less: Restructuring charges and special items		—	—	3	—	2	3	21

Other operating expense, excluding restructuring charges and special items (non-GAAP)	GG	$125	$133	$136	$133	$132	$527	$552

Pre-provision profit, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	D	$1,232	$1,209	$1,200	$1,183	$1,179	$4,824	$4,691
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	810	798	801	800	791	3,209	3,223

Pre-provision profit, excluding restructuring charges and special items (non-GAAP)	HH	$422	$411	$399	$383	$388	$1,615	$1,468

Income before income tax expense (benefit), excluding restructuring charges and special items:
Income before income tax expense (GAAP)	II	$331	$335	$282	$315	$283	$1,263	$1,268
Less: Income before income tax expense (benefit) related to restructuring charges and special items (GAAP)		—	—	(40)	(10)	(33)	(50)	119

Income before income tax expense, excluding restructuring charges and special items (non-GAAP)	JJ	$331	$335	$322	$325	$316	$1,313	$1,149

Income tax expense, excluding restructuring charges and special items:
Income tax expense (GAAP)	KK	$110	$115	$92	$106	$86	$423	$403
Less: Income tax (benefit) related to restructuring charges and special items (GAAP)		—	—	(15)	(4)	(13)	(19)	44

Income tax expense, excluding restructuring charges and special items (non-GAAP)	LL	$110	$115	$107	$110	$99	$442	$359

Compass Gain - Chicago Divestiture
Pre-tax net gain		$0	$0	$0	$0	$0	$0	$288
Add: Net of income tax expense (benefit)		—	—	—	—	—	—	(108)

After-tax net gain	MM	$0	$0	$0	$0	$0	$0	$180

Restructuring charges and special expense items include:
Restructuring charges		$0	$0	$25	$1	$10	$26	$114
Special items		—	—	15	9	23	24	55

Restructuring charges and special expense items before income tax expense	NN	$0	$0	$40	$10	$33	$50	$169

Less: Income tax (benefit) related to restructuring charges and special items (GAAP)		—	—	(15)	(4)	(13)	(19)	(64)

Restructuring charges and special items, net of tax	OO	$0	$0	$25	$6	$20	$31	$105

		QUARTERLY TRENDS					FOR THE YEAR ENDED DECEMBER 31,		4Q15 v 3Q15 % Change	4Q15 v 4Q14 % Change	2015 vs 2014 % Change
		4Q15	3Q15	2Q15	1Q15	4Q14	2015	2014
Operating leverage:
Total revenue (GAAP)	C	$1,232	$1,209			$1,179	$4,824	$4,979	1.9%	4.5%	(3.1)%
Noninterest expense (GAAP)	E	$810	$798			$824	$3,259	$3,392	1.5%	(1.7)%	(3.9)%

Operating leverage (GAAP)	PP								0.4%	6.2%	0.8%

Operating leverage, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	D	$1,232	$1,209			$1,179	$4,824	$4,691	1.9%	4.5%	2.8%
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	$810	$798			$791	$3,209	$3,223	1.5%	2.4%	(0.4)%

Operating leverage, excluding restructuring charges and special items: (non-GAAP)	QQ								0.4%	2.1%	3.3%

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES - SEGMENTS

$s in millions

		THREE MONTHS ENDED DECEMBER 31,				THREE MONTHS ENDED SEPTEMBER 30,				THREE MONTHS ENDED JUNE 30,
		2015				2015				2015
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$67	$152	$2	$221	$68	$145	$7	$220	$66	$135	($11)	$190
Less: Preferred stock dividends		—	—	—	—	—	—	7	7	—	—	—	—

Net income available to common stockholders	B	$67	$152	$2	$221	$68	$145	$—	$213	$66	$135	($11)	$190

Return on average tangible common equity:
Average common equity (GAAP)	C	$4,831	$4,787	$9,741	$19,359	$4,791	$4,722	$9,748	$19,261	$4,681	$4,625	$10,085	$19,391
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	3	3	—	—	4	4	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	468	468	—	—	453	453	—	—	437	437

Average tangible common equity (non-GAAP)	D	$4,831	$4,787	$3,330	$12,948	$4,791	$4,722	$3,321	$12,834	$4,681	$4,625	$3,641	$12,947

Return on average tangible common equity (non-GAAP)	B/D	5.50%	12.57%	NM	6.75%	5.67%	12.24%	NM	6.60%	5.66%	11.69%	NM	5.90%

Return on average total tangible assets:
Average total assets (GAAP)	E	$54,065	$43,835	$38,398	$136,298	$53,206	$43,113	$38,784	$135,103	$52,489	$42,617	$40,415	$135,521
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	$6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	3	3	—	—	4	4	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	468	468	—	—	453	453	—	—	437	437

Average tangible assets (non-GAAP)	F	$54,065	$43,835	$31,987	$129,887	$53,206	$43,113	$32,357	$128,676	$52,489	$42,617	$33,971	$129,077

Return on average total tangible assets (non-GAAP)	A/F	0.49%	1.37%	NM	0.67%	0.51%	1.34%	NM	0.68%	0.51%	1.27%	NM	0.59%
Efficiency ratio :
Noninterest expense (GAAP)	G	$624	$180	$6	$810	$623	$175	$—	$798	$613	$181	$47	$841
Net interest income (GAAP)		565	301	4	870	556	299	1	856	544	286	10	840
Noninterest income (GAAP)		226	107	29	362	235	100	18	353	230	108	22	360

Total revenue	H	$791	$408	$33	$1,232	$791	$399	$19	$1,209	$774	$394	$32	$1,200

Efficiency ratio (non-GAAP)	G/H	78.85%	44.02%	NM	65.76%	78.72%	43.75%	NM	66.02%	79.25%	46.07%	NM	70.02%

		THREE MONTHS ENDED MARCH 31,				THREE MONTHS ENDED DECEMBER 31,
			2015				2014
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$61	$147	$1	$209	$52	$140	$5	$197
Less: Preferred stock dividends		—	—	—	—	—	—	—	—

Net income available to common stockholders	B	$61	$147	$1	$209	$52	$140	$5	$197

Return on average tangible common equity:
Average common equity (GAAP)	C	$4,649	$4,526	$10,232	$19,407	$4,756	$4,334	$10,119	$19,209
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	422	422	—	—	403	403

Average tangible common equity (non-GAAP)	D	$4,649	$4,526	$3,773	$12,948	$4,756	$4,334	$3,640	$12,730

Return on average tangible common equity (non- GAAP):	B/D	5.30%	13.15%	NM	6.53%	4.30%	12.76%	NM	6.12%

Return on average total tangible assets:
Average total assets (GAAP)	E	$51,602	$41,606	$40,117	$133,325	$50,546	$40,061	$40,064	$130,671
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	422	422	—	—	403	403

Average tangible assets (non-GAAP)	F	$51,602	$41,606	$33,658	$126,866	$50,546	$40,061	$33,585	$124,192

Return on average total tangible assets (non-GAAP)	A/F	0.48%	1.43%	NM	0.67%	0.40%	1.38%	NM	0.63%

Efficiency ratio :
Noninterest expense (GAAP)	G	$596	$173	$41	$810	$611	$180	$33	$824
Net interest income (GAAP)		533	276	27	836	536	283	21	840
Noninterest income (GAAP)		219	100	28	347	218	111	10	339

Total revenue	H	$752	$376	$55	$1,183	$754	$394	$31	$1,179

Efficiency ratio (non-GAAP)	G/H	79.25%	46.01%	NM	68.49%	81.09%	45.48%	NM	69.88%

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES - SEGMENTS

$s in millions

		FOR THE YEAR ENDED DECEMBER 31,
		2015				2014
		Consumer	Commercial			Consumer	Commercial
		Banking	Banking	Other	Consolidated	Banking	Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$262	$579	($1)	$840	$182	$561	$122	$865
Less: Preferred stock dividends		—	—	7	7	—	—	—	—

Net income available to common stockholders	B	$262	$579	($8)	$833	$182	$561	$122	$865

Return on average tangible common equity:
Average common equity (GAAP)	C	$4,739	$4,666	$9,949	$19,354	$4,665	$4,174	$10,560	$19,399
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	4	4	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	445	445	—	—	377	377

Average tangible common equity (non-GAAP)	D	$4,739	$4,666	$3,514	$12,919	$4,665	$4,174	$4,054	$12,893

Return on average tangible common equity (non-GAAP)	B/D	5.53%	12.41%	NM	6.45%	3.90%	13.43%	NM	6.71%
Return on average total tangible assets:
Average total assets (GAAP)	E	$52,848	$42,800	$39,422	$135,070	$48,939	$38,483	$40,202	$127,624
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	4	4	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	445	445	—	—	377	377

Average tangible assets (non-GAAP)	F	$52,848	$42,800	$32,987	$128,635	$48,939	$38,483	$33,696	$121,118

Return on average total tangible assets (non-GAAP)	A/F	0.50%	1.35%	NM	0.65%	0.37%	1.46%	NM	0.71%
Efficiency ratio:
Noninterest expense (GAAP)	G	$2,456	$709	$94	$3,259	$2,513	$652	$227	$3,392
Net interest income (GAAP)		2,198	1,162	42	3,402	2,151	1,073	77	3,301
Noninterest income (GAAP)		910	415	97	1,422	899	429	350	1,678

Total revenue	H	$3,108	$1,577	$139	$4,824	$3,050	$1,502	$427	$4,979

Efficiency ratio (non-GAAP)	G/H	79.02%	44.94%	NM	67.56%	82.39%	43.37%	NM	68.12%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “goals”, “targets”, “initiatives”, “potentially”, “probably”, “projects”, “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities and business restrictions resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

Citizens Financial Group, Inc.

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks;

•	management’s ability to identify and manage these and other risks; and

•	any failure by us to successfully replicate or replace certain functions, systems and infrastructure provided by RBS.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the United States Securities and Exchange Commission and March 3, 2015.

Note: Percentage changes, per share amounts and ratios presented in this document are calculated using whole dollars.

CFG-IR